UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2008

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XL CAPITAL LTD
(Exact name of registrant as specified in its charter)

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Cayman Islands	1-10804	98-0191089
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

XL House, One Bermudiana Road, Hamilton, Bermuda HM 11
(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 292 8515

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2008, the Registrant entered into a transition agreement with Clive Tobin, the Registrant’s former Chief Executive, Insurance Operations, pursuant to which Mr. Tobin’s employment agreement with the Registrant dated December 1, 2006 was terminated and superseded in its entirety by the transition agreement.  The transition agreement will remain in effect until either party provides thirty days advance written notice that the agreement shall be terminated and the termination date shall be the 31st day following the giving of such notice (the “Termination Date”).

The transition agreement provides that Mr. Tobin will act as an advisor to the Registrant’s Chief Executive, Insurance Operations.  Mr. Tobin will not be a member of the Executive Management Board or the Executive Management Group.  On or before the Termination Date, he will resign from any committees on which he serves, as well as from any directorships or officerships he holds with the Registrant or any of its affiliates.  It is expected that Mr. Tobin’s regular employment hours an advisor will be approximately 15 hours per week.

The transition agreement provides for: (i) a base salary at the annual rate of £93,750 during the term of the transition agreement; (ii) no bonus for performance in calendar year 2008 or later years unless otherwise determined by the Registrant; (iii) reimbursement for or payment of certain travel and other expenses; and (iv) the right to participate in such other employee benefit programs as are in effect for senior executives from time to time, provided that Mr. Tobin will not be entitled to any additional equity grants or other long term incentive plan awards.  Mr. Tobin’s benefits under the retirement plans of the Registrant will, to the extent not already vested, become vested in full on the Termination Date and be paid in accordance with the terms of the plans and his elections made thereunder.  The transition agreement contains confidentiality, non-competition and non-solicitation provisions.

The transition agreement provides for the retirement treatment of Mr. Tobin’s stock options and shares of restricted stock granted pursuant to the XL Capital Ltd. 1991 Performance Incentive Plan in various termination scenarios.  If Mr. Tobin’s employment is not terminated (i) by him prior to the Termination Date or (ii) prior to the Termination Date due to his death or disability or due to his termination by the Registrant for cause, (x) all unvested options and unvested shares of restricted stock held by Mr. Tobin will vest on the Termination Date, (y) all options granted before January 1, 2000 held by Mr. Tobin will be exercisable for three years following the Termination Date (but in no event beyond the full ten year term of the option), after which time they will terminate, and (z) all options granted on or after January 1, 2000 held by Mr. Tobin will remain exercisable for the duration of the term specified in the applicable option agreement, after which time they will terminate.  If his employment with the Registrant is terminated prior to the Termination Date due to his death or disability, all unvested options and unvested shares of restricted stock will vest on the date of termination of employment, and all options held by him will be exercisable for three years following the date of termination of employment (but in no event beyond the full ten year term of the option), after which time they will terminate.  In the event his employment is terminated by the Registrant for cause, all outstanding stock options (whether or not vested) and all outstanding shares of restricted stock will be immediately forfeited.

With respect to each award made to Mr. Tobin under the Registrant’s long-term incentive plan for which the award period has not ended on or prior to the Termination Date, so long as Mr. Tobin’s employment with the Registrant is not terminated by him prior to the Termination Date or by the Registrant for cause, he has complied in all material respects with the covenants contained in the transition agreement and has entered into a compromise agreement with the Registrant, to the extent the applicable performance metrics for the award are met at the end of the applicable award period and an amount would have been paid to him under the award had his employment continued through the applicable award payment date, he will receive a payment under the award equal to a pro rata portion of the award amount.

The transition agreement also provides for indemnification of the executive by the Registrant to the maximum extent permitted by applicable law and the Registrant’s charter documents and requires the Registrant to maintain directors’ and officers’ liability coverage in an amount equal to at least $75,000,000 to be maintained in effect for a period of six years following the Termination Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2008

XL CAPITAL LTD
(Registrant)

By: /s/ Kirstin Romann Gould
Name: Kirstin Romann Gould
Title: General Counsel and Secretary